Contacts: ARIZONA:                TEXAS:
          Larry Seay              Jane Hays                Joseph Kist
          Vice President/         Vice President Corp.     Broadgate Consultants
          Finance & CFO           Development              (212) 232-2222
          (602) 998-8700          (972) 612-8085



                       MONTEREY HOMES CHANGES COMPANY NAME
                             TO MERITAGE CORPORATION

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PHOENIX,  Arizona  AND DALLAS,  Texas,  SEPTEMBER  16,  1998 --  Monterey  Homes
Corporation (NYSE: MTH) is pleased to announce that its new corporate name has been overwhelmingly approved at a Special Shareholders' Meeting held today in Phoenix, Arizona.

Effective today, the Company will be known as Meritage Corporation, and its shares will continue to trade on the New York Stock Exchange under its existing ticker symbol of "MTH."

In reference to the new corporate name, John Landon, Managing Director of Meritage Corporation, said, "We're excited about our new name and our new identity. The name comes from the practice of blending fine ingredients to create a superior result, which we believe is representative of what we've accomplished by uniting the operations and resources of Monterey Homes, Legacy Homes and, most recently, Meritage Homes of Northern California (formerly known as Sterling Communities) under one corporate structure."

Monterey Homes will continue to be the brand name for the distinctive semi-custom luxury and move-up homebuilding operations in the Phoenix and Tucson, Arizona areas; and the move-up and entry-level home building operations in the Dallas/Ft. Worth, Austin and Houston, Texas areas will continue under the Legacy Homes brand name. The Company plans to continue its growth through strategic acquisition and select start-up opportunities.


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